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NEWS FROM        FOR RELEASE:          FOR FURTHER EDITORIAL INFORMATION:

WALBRO              7/1/98                    Contact at end.
CORPORATION

6242 Garfield Street
Cass City, Michigan 48726



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                WALBRO CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN


         Cass City, Michigan, July 1, 1998 -- Walbro Corporation (Nasdaq: WALB) today announced that its Board of Directors has adopted a new Stockholder Rights Plan to replace its current Stockholder Rights Plan, which was originally adopted in 1988. Under this plan, preferred stock purchase rights will be distributed on July 17, 1998, at the rate of one Right for each outstanding share of the Company's common stock, to stockholders of record on that date.

         John E. Utley, Chairman of the Board of Directors, stated that "the Board renewed the Plan to protect against future abusive takeover tactics such as partial tender offers and selective open market purchases. The Plan is intended to assure that stockholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the Company." Mr. Utley further stressed that "the Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, and will not do so. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Company's Board and its stockholders of their ability to determine the destiny of the Company."

         Each Right will entitle holders of Walbro common stock to buy one one-hundredth of a Walbro Series A Junior Participating Preferred Stock. The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer upon consummation of which such person or group would own 15% or more of the common stock.


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Walbro
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         The Rights will expire in ten years unless earlier redeemed or terminated. The Company generally may amend the Rights or redeem the Rights at $0.01 per Right at any time prior to the time a person or group has acquired 15% of the Company's common stock.

         Additional detail regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

         Walbro Corporation is a designer and manufacturer of precision fuel systems and products for automotive and small engine markets. Walbro Corporation has subsidiaries and joint ventures throughout the world, including North and South America, Europe and Asia. Walbro common stock is traded on the Nasdaq National Market under the symbol WALB.

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For further information contact:                              Mike Shope
                                                              Walbro Corporation
                                                              (517) 872-7397